SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

PCTEL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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A LETTER FROM OUR CEO

Dear Fellow Stockholders,

I would like to thank you for your investment in PCTEL. We appreciate your confidence in our business, and we look forward to delivering on our goals and driving growth and returns for you in the years to come.

The company had a strong year as we executed on our strategies and achieved our earnings goal in 2019. Our results were driven by the strength of our 5G test and measurement solutions, growth across our intelligent transportation and industrial IoT solutions, and operational discipline throughout our team. Enabling wireless connectivity in complex environments is critical to the success of cellular communications and industrial IoT applications. The company’s antenna, radio and scanning receiver solutions are recognized in the market for solving complex wireless connectivity challenges for critical IoT applications.

The year wasn’t without its challenges. The ongoing trade dispute between the United States and China negatively impacted our small cell business with a leading Chinese OEM and limited our ability to sell test and measurement products into China. We were able to recover the revenue shortfall from our small cell business with growth in the previously-referenced areas. In 2019, we continued to execute on our plans to transition a portion of our manufacturing from our Tianjin, China factory to contract manufacturers within and outside of China. The manufacturing transition will continue through 2020 to reduce risk from supply chain disruptions, tariffs and potential trade war escalation.

We continue to execute on our long-term strategy to increase the value of PCTEL for all stakeholders. Over the past several years, we have invested heavily in engineering, product development and sales to address 5G and industrial IoT technologies. These emerging markets present growth opportunities for companies such as ours that have RF, electrical and mechanical engineering expertise and the ability to develop solutions to solve connectivity challenges. PCTEL offers proven antenna solutions that support a wide range of wireless communications in demanding environments as well as test and measurement products for 5G and legacy systems that are recognized globally for their performance and reliability. Our connectivity solutions solve complex wireless challenges in growing 5G and industrial IoT markets. Disciplined execution in these growing markets will drive sustainable growth for PCTEL.

Your vote is important. Whether or not you plan on attending the annual meeting, we encourage you to vote your shares to make certain that you are represented at the meeting.

Sincerely,

David A. Neumann
Chief Executive Officer

Bloomingdale, IL

April 15, 2020

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 27, 2020

3:00 p.m. Central Time

To Our Stockholders:

The 2020 annual meeting of stockholders of PCTEL, Inc., a Delaware corporation, will be held virtually via the Internet on Wednesday, May 27, 2020 at 3:00 p.m. Central Time, for the following purposes:

1.    The election of the three Class III director nominees named in the proxy statement to serve as directors for three-year terms that will expire at the 2023 annual meeting of stockholders;

2.   The approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to decrease the number of authorized shares of common stock from 100,000,000 to 50,000,000;

3.    A non-binding advisory vote to approve the Company’s named executive officer compensation;

4.   The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020; and

5.   The transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Stockholders of record at the close of business on March 30, 2020 are entitled to notice of, and to vote at, the meeting.

The Company qualifies as a “smaller reporting company” and is providing scaled disclosure on that basis in the proxy statement accompanying this notice and in its periodic reports filed since January 1, 2019.

Your participation in the annual meeting is important. You can vote your shares in advance of the annual meeting by telephone, Internet or, if you request that proxy materials be mailed to you, by completing and signing the proxy card enclosed with those materials and returning it in the envelope provided. If you wish to attend the annual meeting, instructions for doing so via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/PCTI2020. Stockholders may vote and submit questions while attending the annual meeting via the Internet.

Sincerely,

Shelley J. Bacastow
Senior Vice President, Chief Legal Officer and Company Secretary

Bloomingdale, IL

April 15, 2020

YOUR VOTE IS IMPORTANT.

PLEASE SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE

BY FOLLOWING THE INSTRUCTIONS LOCATED ON THE NOTICE OF INTERNET

AVAILABILITY OF PROXY MATERIALS OR THE PROXY CARD.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 27, 2020: The Proxy Statement and Annual Report for the fiscal year ended December 31, 2019 are available electronically free of charge at http://www.proxyvote.com.

PCTEL, INC.

PROXY STATEMENT FOR THE

2020 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

The Board of Directors of PCTEL, Inc. is soliciting proxies for the 2020 annual meeting of stockholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

Our Board of Directors has set March 30, 2020 as the record date for the meeting. Stockholders of record at the close of business on March 30, 2020 are entitled to attend and vote at the meeting, with each share entitled to one vote. There were [18,433,318] shares of our common stock outstanding on the record date. On the record date, the closing price of our common stock on the Nasdaq Global Select Market was [$5.05] per share.

This proxy statement is being made available on or about April 15, 2020 to stockholders entitled to vote at the meeting.

In this proxy statement:

•	“We,” “Company,” and “PCTEL” each means PCTEL, Inc.

•	If you hold shares in “street name,” it means that your shares are held in an account at a brokerage firm, bank, broker dealer or other similar organization and record ownership is not in your name.

•	“SEC” means the Securities and Exchange Commission.

•

“Beneficial ownership” of stock generally means that, although you (or the person or entity in question) do not hold the shares of record in your name, you do have investment or voting control, and/or an economic or “pecuniary” interest, in the shares through an agreement or relationship.

QUESTIONS AND ANSWERS

Q:	When and where is the annual meeting?

A:	Our annual meeting of stockholders is being held virtually via the Internet on Wednesday, May 27, 2020 at 3:00 p.m. Central Time.

Q:	How do I attend the annual meeting?

A:

You are entitled to attend the annual meeting if you were a PCTEL stockholder as of the close of business on March 30, 2020 or you hold a valid proxy from such a stockholder for the annual meeting. Instructions for attending the meeting via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/PCTI2020.

Q:	How will the meeting be conducted?

A:

The meeting will be conducted online, in a fashion similar to an in-person meeting. Our directors, relevant executive officers and representatives of our auditors will attend the meeting and be available for questions. You will be able to attend the meeting online, vote your shares electronically, and submit your questions during the meeting.

Q:	Why did I receive a “Notice Regarding the Availability of Proxy Materials”?

A:

We are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. By doing so, we save costs and reduce the environmental impact of our annual meeting. On or about April 15, 2020, we mailed a Notice Regarding the Availability of Proxy Materials (the “Notice of Availability”) to our stockholders of record at the close of business on March 30, 2020. The Notice of Availability contains instructions on how to access our proxy materials and vote online and how to vote at the annual meeting or by mail. The Notice of Availability also contains a control number that you will need to vote your shares.

Q:	How do I request paper copies of the proxy materials?

A:

You may request, free of charge, paper copies of the proxy materials for the annual meeting by following the instructions listed on the Notice of Availability. In addition, we will provide you, free of charge, a copy of our Annual Report on Form 10-K, upon written request sent to PCTEL, Inc., 471 Brighton Drive, Bloomingdale, Illinois 60108, Attention: Shelley J. Bacastow, Company Secretary or to company.secretary@pctel.com. Our Annual Report on Form 10-K is also available on our website at https://investor.pctel.com/annual-meeting.

Q:	What information is included in this proxy statement?

A:

This proxy statement describes issues on which we would like you, as a stockholder, to vote. It gives you information on these issues so that you can make an informed decision. This proxy statement also outlines the means by which you can vote your shares.

Q:	How do proxies work?

A:

The Board of Directors is requesting your proxy. Giving your proxy means that you authorize each of the persons named as proxies therein (David A. Neumann and Kevin J. McGowan) to vote your shares at the annual meeting in the manner you specify in your proxy (or to exercise their discretion as described herein). If you hold your shares as a record holder and submit a proxy but do not specify how to vote on a proposal, the persons named as proxies will vote your shares in accordance with the Board’s recommendations. The Board’s recommendations are set forth in the Summary of Proposals on page 7 and are explained in greater detail on pages 9 through 17. Giving your proxy also means that you authorize the persons named as proxies to vote on any other matter properly presented at the annual meeting in such manner as they determine. We are not aware of any other matters to be presented at the annual meeting as of the date of this proxy statement.

Q:	What is the difference between holding shares as a beneficial owner in street name and as a stockholder of record?

A:

If your shares are held in street name through a broker, bank, trustee or other nominee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank, trustee or other nominee how to vote your shares. A beneficial owner may also attend the annual meeting and vote by following the instructions for attending the annual meeting via the Internet, including how to demonstrate proof of stock ownership, posted at www.virtualshareholdermeeting.com/PCTI2020.

If your shares are registered directly in your name, you are considered to be a stockholder of record with respect to those shares. As a stockholder of record, you have the right to grant your voting proxy directly to persons designated by the Company (as specified in the answer to the immediately preceding question) or to a third party. You may also attend the annual meeting and vote by following the instructions for attending the meeting via the Internet, including how to demonstrate proof of stock ownership, posted at the Internet site listed in the preceding paragraph.

Q:	What am I voting on?

A:	You are being asked to vote on the following proposals:

•

The election of the three Class III director nominees named in this proxy statement to serve as directors for three-year terms that will expire at the 2023 annual meeting of stockholders (Proposal #1);

•

The approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to decrease the number of authorized shares of common stock from 100,000,000 to 50,000,000 (Proposal #2);

•	A non-binding advisory vote to approve the Company’s named executive officer compensation (Proposal #3); and

•	The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020 (Proposal #4).

Q:	How do I vote?

A:

If you are a stockholder of record, you may vote by proxy or at the annual meeting. If you receive a paper copy of the proxy materials by mail, you may vote your shares by proxy by doing any one of the following: (1) voting online at the Internet site address listed on your proxy card; (2) calling the toll-free number listed on your proxy card; or (3) mailing your signed and dated proxy card in the self-addressed envelope provided. If you receive only the Notice of Availability by mail, you may vote your shares by proxy by doing any one of the following: (1) voting online at the Internet site address listed on your Notice of Availability; or (2) calling the toll-free number listed on your Notice of Availability. You will need the control number indicated on the Notice of Availability that you receive in order to vote your shares. You may also request a paper copy of our proxy materials by following the procedures outlined above or in the Notice of Availability. Even if you plan to attend the annual meeting, we recommend that you vote by proxy prior to the annual meeting. You can always change your vote as described below.

If you hold your shares in street name, you should follow the voting instructions provided to you by the organization that holds your shares.

A beneficial owner may also attend the annual meeting and vote. Instructions for attending the annual meeting via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/PCTI2020.

Q:	What does it mean if I receive more than one Notice of Availability or set of proxy materials?

A:

You may receive more than one Notice of Availability or more than one paper copy of the proxy materials, depending on how you hold your shares. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice of Availability or a separate set of proxy materials for each brokerage account in which you hold your shares. To vote all of your shares by proxy, you must vote at the Internet site address listed on the Notices of Availability or your proxy cards, call the toll-free number listed on the Notices of Availability or your proxy cards, or sign, date and return each proxy card that you receive. You will need the control number indicated on each Notice of Availability that you receive in order to vote the shares in the respective accounts.

Q:	What if I change my mind after I return my proxy?

A:	You may revoke your proxy (that is, cancel it) and change your vote prior to the annual meeting by:

•	Signing and returning another proxy card with a later date if you are a stockholder of record;

•	Voting at the meeting; or

•	Voting again via the Internet or by telephone. Telephone and Internet voting facilities will close at 11:59 p.m. Eastern time on Tuesday, May 26, 2020.

Q:	What is a “broker non-vote”?

A:

Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients (who are the beneficial owners of the shares), brokers have the discretion to vote such shares on routine matters (such as the ratification of the appointment of our independent registered public accounting firm (Proposal #4)); however, brokers may not vote on non-routine matters (such as the election of directors (Proposal #1), the approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to decrease the number of authorized shares of common stock (Proposal #2), and the non-binding advisory vote to approve the Company’s named executive officer compensation (Proposal #3)) without specific instructions from their clients. Thus, because the proposals to be acted upon at the meeting consist of both routine and non-routine matters, the broker may turn in a proxy card for uninstructed shares that votes on the routine matter, but expressly states that the broker is NOT voting on the non-routine matters, which is referred to as a “broker non-vote.” A broker non-vote may also occur with respect to a routine matter if the broker expressly instructs on the proxy card that it is not voting on the matter.

Q:	How are broker non-votes counted?

A:

Broker non-votes are counted for the purpose of determining the presence or absence of a quorum but are not counted for determining the number of votes cast on a proposal, whether such proposal is a routine or non-routine matter.

Q:	Will my shares be voted if I do not submit a proxy?

A:	Stockholders of record — If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting.

Beneficial owners — If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors (Proposal #1), the approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to decrease the number of authorized shares of common stock (Proposal #2), and the non-binding advisory vote to approve the Company’s named executive officer compensation (Proposal #3), all of which are considered “non-routine” matters. If you do not provide specific voting instructions, the broker, trustee or nominee that holds your shares cannot vote on these non-routine matters. The broker, trustee or nominee that holds your shares will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of our independent registered public accounting firm (Proposal #4), which is considered a routine matter.

Q:	How many votes can be cast at the meeting?

A:

As of the record date, [18,433,318] shares of PCTEL common stock were outstanding. Each outstanding share of common stock entitles the holder of such share to one vote on all matters covered in this proxy statement. Therefore, there are a maximum of [18,433,318] votes that may be cast on each matter at the meeting.

Q:	What is a “quorum”?

A:

A “quorum” is the number of shares that must be present or represented by proxy, in order for business to be transacted at the meeting. The required quorum for the annual meeting is a majority of the shares of common stock outstanding on the record date. All completed and signed proxy cards, Internet votes, telephone votes and votes cast by those stockholders who attend the annual meeting, whether representing a vote FOR, AGAINST or ABSTAIN or a broker non-vote, will be counted toward the quorum.

Q:	What is the required vote for each of the proposals to pass?

A:	The required vote and effect of broker non-votes and abstentions are as follows:

Proposal	Voting Options	Vote Required to Adopt Proposal	Effect of Broker Non-Votes	Effect of Abstentions

#1 Election of Directors	FOR ALL, WITHHOLD ALL or FOR ALL EXCEPT	A plurality of the common stock present or represented by proxy and entitled to vote	No effect	N/A

#2 Approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to decrease the number of authorized shares of common stock	FOR, AGAINST or ABSTAIN	Affirmative vote of a majority of the common stock outstanding and entitled to vote	Treated as votes against	Treated as votes against

#3 Non-binding advisory vote to approve the named executive officer compensation (Say-on-Pay)	FOR, AGAINST or ABSTAIN	Affirmative vote of a majority of the common stock present or represented by proxy and entitled to vote	No effect	Treated as votes against

#4 Ratification of the appointment of the Company’s independent registered public accounting firm	FOR, AGAINST or ABSTAIN	Affirmative vote of a majority of the common stock present or represented by proxy and entitled to vote	No effect	Treated as votes against

Q:	Who is soliciting my vote?

A:

The Board of Directors is making this proxy solicitation and PCTEL will bear the entire cost of it, including the preparation, assembly, printing, posting and mailing of proxy materials. PCTEL may reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding these proxy materials to you. PCTEL expects Broadridge Financial Solutions, Inc. to tabulate the proxies. In addition to this solicitation, proxies may be solicited by the Company’s directors, officers and other employees by telephone, the Internet or fax, in person or otherwise. None of these persons will receive any additional compensation for assisting in the solicitation.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2021 ANNUAL MEETING OF STOCKHOLDERS

Stockholders are entitled to present proposals for action and director nominations at the 2021 annual meeting of stockholders only if they comply with applicable requirements of the proxy rules established by the SEC and the applicable provisions of our bylaws. Stockholders must ensure that such proposals and nominations are received by our Company Secretary at the following address: 471 Brighton Drive, Bloomingdale, Illinois 60108, Attention: Shelley J. Bacastow, Company Secretary, on or prior to the deadline for receiving such proposals and nominations.

Proposals for the 2021 annual meeting of stockholders that are intended to be considered for inclusion in the proxy statement and form of proxy relating to such meeting must be received no later than December 16, 2020 and must comply with the procedures of Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”) and the provisions of our bylaws.

If a stockholder intends to submit a proposal or director nomination for consideration at our 2021 annual meeting of stockholders outside the procedures of Rule 14a-8 under the Exchange Act, the stockholder must comply with the requirements of our bylaws. We are not currently required to include such a proposal or nomination in the proxy statement and form of proxy relating to such meeting. Our bylaws contain an advance notice provision that requires stockholders to submit a written notice containing certain information not less than 120 days prior to the first anniversary of the date of our proxy statement for the previous year’s annual meeting of stockholders. For purposes of the 2021 annual meeting of stockholders, this means that such proposals or nominations must also be received by December 16, 2020. A copy of the relevant bylaw provision is available upon written request to our Company Secretary at the address provided above.

DISCRETIONARY VOTING AUTHORITY

The accompanying proxy card grants the proxy holders discretionary authority to vote upon any other matter properly presented at the meeting, or any postponement or adjournment thereof, and they may name others to take their place. In the event that any of the nominees is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy.

SUMMARY OF PROPOSALS

The Board of Directors has included four proposals on the agenda for our 2020 annual meeting of stockholders. The following is a brief summary of the matters to be considered and voted upon by the stockholders.

Proposal #1: Election of Directors

The first proposal on the agenda for the annual meeting is the election of three Class III directors to serve until the 2023 annual meeting of stockholders. The Board of Directors has nominated Steven D. Levy, Giacomo Marini and David A. Neumann to serve as the Class III directors. The Company has three classes of directors with staggered three-year terms. Additional information about the election of directors and a biography of each nominee begins on page 9. Additional information about the Company’s corporate governance practices begins on page 19.

The Board of Directors recommends that stockholders vote “FOR” the election of each of the Class III director nominees.

Proposal #2: Approval of an Amendment to the Company’s Amended and Restated Certificate of Incorporation to Decrease the Number of Authorized Shares of Common Stock from 100,000,000 to 50,000,000

The second proposal on the agenda for the annual meeting is the approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to decrease the number of authorized shares of the Company’s common stock from 100,000,000 to 50,000,000. The decreased number of authorized shares would allow the Company to reduce annual state franchise taxes and would more accurately reflect the Company’s anticipated need for shares. More information about this proposal begins on page 13.

In order to be approved, this proposal requires the affirmative vote of the holders of a majority of the common stock entitled to vote. Broker non-votes have the same effect as votes against the proposal. Therefore, if you are a beneficial owner, it is critical that you provide specific voting instructions to the broker, trustee or nominee that holds your shares.

The Board of Directors recommends that stockholders vote “FOR” approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to decrease the number of authorized shares of common stock from 100,000,000 to 50,000,000.

Proposal #3: Non-binding Advisory Vote to Approve the Company’s Named Executive Officer Compensation (“Say-on-Pay”)

The third proposal on the agenda for the annual meeting is a non-binding advisory vote on the Company’s compensation for its named executive officers, as described in this proxy statement. The Company’s overall philosophy is to offer competitive compensation opportunities that enable the Company to attract, motivate and retain highly-experienced executive officers who will provide leadership for the Company’s success and enhance stockholder value. The Company believes that its compensation for named executive officers, which includes short-term and long-term elements, fulfills this goal and is closely aligned with the long-term interests of its stockholders. More information about this proposal begins on pages 15.

The Board of Directors recommends that stockholders vote “FOR” approval of the Company’s named executive officer compensation.

Proposal #4: Ratification of the Appointment of our Independent Registered Public Accounting Firm

The fourth proposal on the agenda for the annual meeting is the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020. More information about this proposal begins on page 14.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm.

Other Matters

Other than the proposals listed above, the Board of Directors does not currently intend to present any matters to be voted on at the meeting. The Board of Directors is not currently aware of any other matters that will be presented by others for action at the meeting. If other matters are properly presented at the meeting, however, and you have signed and returned your proxy card or submitted proxy voting instructions on the Internet or by telephone, the proxies will have discretion to vote your shares on these matters to the extent authorized under the Exchange Act.

PROPOSAL #1

ELECTION OF DIRECTORS

Board of Directors

PCTEL has three classes of directors elected to serve staggered three-year terms. There are currently two Class I directors whose terms are expiring at the 2021 annual meeting, two Class II directors whose terms will expire at the 2022 annual meeting, and three Class III directors whose terms will expire at this 2020 annual meeting.

Nominees

The Board of Directors has nominated current Class III directors Steven D. Levy, Giacomo Marini and David A. Neumann for election at this 2020 annual meeting. Mr. Levy joined the Board of Directors in 2006 and currently serves as Chairman of the Board of Directors and as a member of the Audit Committee. He previously served on the Nominating and Governance Committee from 2012 to February 2020. Mr. Marini joined the Board of Directors in 1996 and currently serves on the Compensation Committee. Mr. Neumann joined the Board of Directors in 2017 when he was appointed Chief Executive Officer. The biographies of the nominees are set forth below in “Directors and Nominees.” If elected, each of the nominees will continue as a director until the expiration of his three-year term at the annual meeting of stockholders in 2023 and until a successor is duly elected and qualified, or until his earlier resignation, removal or death.

The proxy holders may not vote the proxies for a greater number of persons than the number of nominees named in this Proxy Statement. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the three Class III director nominees. In the event that any of the nominees is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. We are not aware of any nominee who will be unable or will decline to serve as a director.

Board Composition and Diversity

The Nominating and Governance Committee has sought diversity in Board members’ skill sets, business experience, financial and accounting experience, educational achievements, potential contributions, gender, race and ethnicity with a goal of bringing diverse business experience, knowledge and perspectives to the Board of Directors. The Company believes diversity on the Board of Directors better reflects the diversity of the Company’s employees, customers and other stakeholders, and promotes improved employee recruiting and retention. The diversity of the independent Board members on the basis of gender and geographic origin is indicated in the graphs below. The Board members also have diverse business experience and areas in which they contribute expertise as indicated in the biographies set forth under “Directors and Nominees” below.

Vote Required and Recommendation

If a quorum is present and voting, the three nominees receiving the highest number of votes will be elected to the Board of Directors.

The Board of Directors recommends that stockholders vote “FOR” the election of each of the Class III director nominees listed above.

Directors and Nominees

The following table sets forth certain information regarding the Class I directors, the Class II directors, and the Class III director nominees to be elected at this 2020 annual meeting of stockholders:

Name	Age	Position with PCTEL	Since
Class I directors whose terms will expire at the 2021 annual meeting of stockholders:
Cindy K. Andreotti	64	Independent Director	2013
Cynthia A. Keith	63	Independent Director	2018
Class II directors whose terms will expire at the 2022 annual meeting of stockholders:
Gina Haspilaire	57	Independent Director	2015
M. Jay Sinder	53	Independent Director	2014
Class III director nominees to be elected at the 2020 annual meeting of stockholders for terms expiring at the 2023 annual meeting of stockholders:
Steven D. Levy	63	Independent Chairman of the Board of Directors	2006
Giacomo Marini	68	Independent Director	1996
David A. Neumann	54	Chief Executive Officer/ Director	2017

Nominees for the 2020 Annual Meeting and current Class III Directors

Mr. Levy has served as a director since 2006 and became the Chairman of the Board of Directors effective January 2, 2017. He served as a Managing Director and Global Head of Communications Technology Research at Lehman Brothers from 1998 to 2005. Before joining Lehman Brothers, Mr. Levy was a Director of Telecommunications Research at Salomon Brothers from 1997 to 1998, a Managing Director and Head of the Communications Research Team at Oppenheimer & Co. from 1994 to 1997, and a senior communications analyst at Hambrecht & Quist from July 1986 to July 1994. Mr. Levy has served on the Board of Directors of Allot Communications, an Israeli public company providing network intelligence and security solutions, since 2007 and he has served on the Board of Directors of Edison Properties since 2015. In addition, he has previously served on the boards of several other companies, including technology companies. Mr. Levy holds a Master’s degree in Business Administration and a Bachelor of Science degree in Materials Engineering from Rensselaer Polytechnic Institute. Mr. Levy’s investment banking experience related to the telecommunications industry, extensive experience analyzing business strategies and financial results, and knowledge of financial markets and competitive data analysis qualify him to serve on the Company’s Board of Directors and as the Chairman of the Board of Directors.

Mr. Marini has served as a director since 1996. He has been Chairman and Managing Director of Noventi Ventures, a Silicon Valley-based technology investment firm, since he founded the firm in 2002. From 2013 to 2017, Mr. Marini was Chairman and Chief Executive Officer of Neato Robotics, a home robotics company. Mr. Marini served as interim Chief Executive Officer of FutureTel from 1998 to 1999 and as President and Chief Executive Officer of No Hands Software from 1993 to 1994. Mr. Marini was the co-founder of Logitech, a personal peripherals company, and served in various executive positions from 1981 to 1992, most recently as its

Executive Vice President and Chief Operating Officer. Mr. Marini has served on the Board of Directors of Velomat S.r.l since 2012 and NextLabs, Inc. since July 2018. He has previously served on the boards of four other technology companies. Mr. Marini has served on the Board of Trustees of the University of California at Davis Foundation since 2014. He holds a Computer Science “Laurea” degree from the University of Pisa, Italy. Mr. Marini’s experience with a wide variety of business situations as a Chief Executive Officer and in other senior management roles, as well as an active board member and investor, qualify him to serve on the Company’s Board of Directors.

Mr. Neumann became Chief Executive Officer effective January 2, 2017, at which time Mr. Neumann joined the Board of Directors. He served as Senior Vice President and General Manager of the RF Solutions segment of the Company from 2015 to 2016, as Vice President and General Manager, RF Solutions from 2013 through 2015, and as Vice President of Global Sales for RF Solutions from 2010 to 2013. From 2009, when he joined PCTEL, until 2010, Mr. Neumann served as Senior Director of Sales for RF Solutions. Prior to joining PCTEL, Mr. Neumann served as the Managing Director of E-magine Communications, LLC, from 2006 to 2009, the Vice President of Sales and Marketing for X-TEL Communications, Inc. from 2002 to 2006, the Market Development Director for Acterna from 1999 to 2002, and a Principal at Intelinet, Inc. from 1997 to 1999. From 1991 to 1997, Mr. Neumann served in a number of roles, including Vice President of Sales, Marketing and Support and other leadership roles in engineering services, product management and sales at SAFCO Technologies, Inc. Mr. Neumann holds a Bachelor of Science degree in Electrical Engineering from The Pennsylvania State University and a Master’s degree in Business Administration from the University of Chicago Booth School of Business. Mr. Neumann’s roles with the Company, including as Chief Executive Officer; his extensive experience in leadership, sales and marketing roles with other companies; as well as his education in electrical engineering and business administration qualify him to serve on the Company’s Board of Directors.

Class I Directors

Ms. Andreotti has served as a director since 2013. Ms. Andreotti is currently the President and Chief Executive Officer of The Andreotti Group LLC, a strategic business advisory firm serving domestic and global enterprise clients, private equity and institutional firms and international investment groups. Prior to founding The Andreotti Group in 2005, Ms. Andreotti enjoyed a 26-year career in the telecommunications industry (12 years with AT&T Inc. and 14 years with MCI Telecommunications Inc.). While at MCI, she managed a $14 billion operation and, in her most recent leadership role, served as President, Enterprise Markets. Before joining MCI, Ms. Andreotti was with AT&T and held various executive leadership positions in sales, marketing and management. Ms. Andreotti has served on the Board of Directors of APAC Customer Services, Inc. from 2005 to 2011 and on the board of several other companies and charitable organizations. Ms. Andreotti earned a Bachelor of Arts degree in Business Administration and Women in Management from the College of St. Catherine. She has also attended executive management training at the Aspen Institute, the Menninger Foundation and the Stanford School of Business Executive Leadership Program. Ms. Andreotti’s industry experience in telecommunications sales, marketing, operations and management qualify her to serve on the Company’s Board of Directors. Ms. Andreotti serves as the Chair of the Nominating and Governance Committee.

Ms. Keith has served as a director since February 2018. She enjoyed a 25-year career with PricewaterhouseCoopers, LLP (“PwC”), the world’s largest multinational professional services firm. She joined the firm in 1989 and became a partner in 2000. Throughout her career, she specialized in audits of and consulting with technology and communications clients, including global public companies focused on mergers and acquisitions as well as companies in various stages of growth. From 2010 to her retirement in 2014, Ms. Keith served as Operations Leader for the National Professional Services Group of PwC, and she previously served as North Texas Technology Team Leader from 2002 to 2010. Ms. Keith has served on the Board of Directors of City Bank of Texas since 2016. In January 2019, Ms. Keith joined the Board of Directors of South Plains Financial SPFI, the holding company of City Bank of Texas. She has previously served on boards of several charitable organizations supporting entrepreneurial and educational causes. Ms. Keith earned a Bachelor of

Science in Business Administration with a concentration in Accounting from University of Texas at Dallas in 1988. She obtained certification as a Certified Public Accountant in the State of Texas in 1993 and her license remains active. The depth and breadth of Ms. Keith’s 25 years of experience as a CPA serving technology and communications companies, as well as her leadership positions with PwC, qualify her to serve on the Company’s Board of Directors and Audit Committee.

Class II Directors

Ms. Haspilaire has served as a director since 2015. She joined Netflix, Inc., a media-services provider and production company, in October 2019 as Vice President of Partner Engagements and leads the worldwide operator partnership activities. From January 2015 to September 2019, Ms. Haspilaire served as Chief Human Resources Officer of Reliance Communications (Enterprise) and Global Cloud Xchange, a global data communications service provider with responsibility for the company’s global human resources and facilities management. From 2013 to 2014, Ms. Haspilaire was Vice President of Sales for the Americas Electronics Segment of Henkel Adhesive Technologies, a leading solution provider for adhesives, sealants and functional coatings and a division of Henkel AG & Co. KGaA. From 2002 to 2013, she served as Vice President and Managing Director with responsibility for the Americas and European regions at Pacnet Limited, a global telecommunications service provider. Prior to this, Ms. Haspilaire was a principal consultant at the executive search firm Heidrick & Struggles and served for 14 years in various leadership roles at AT&T. Ms. Haspilaire has served on advisory boards of several companies and organizations. Ms. Haspilaire completed her MBA at Columbia University and a Bachelor of Science degree in Mathematics/Computer Science from St. John’s University in New York. Ms. Haspilaire’s telecommunications services experience in general management, global strategy, business development, sales and marketing, human resources and customer service, together with her manufacturing sector experience, qualify her to serve on the Company’s Board of Directors. Ms. Haspilaire serves as the Chair of the Compensation Committee.

Mr. Sinder has served as a director since 2014. He is a telecommunications industry veteran with executive and financial experience at both public and private companies. Mr. Sinder currently serves as a consultant to various start-up and venture capital-backed software companies. Mr. Sinder served as General Manager of Verint ForeSee (Nasdaq: VRNT), a voice of customer SaaS company, from December 2018 to January 2020, as Chief Executive Officer of ForeSee Results, Inc. from November 2018 to December 2018 when the company was purchased by Verint Systems Inc, and as its Chief Financial Officer from August 2017 through November 2018. From July 2015 through July 2017, he served as Chief Financial Officer of ByteGrid Holdings LLC, a data center and managed services company. Mr. Sinder served as Chief Executive Officer of CoreLink Data Centers LLC from 2012 to 2013 and was Chief Financial Officer of CoreLink from 2010 to 2012. From 1998 to 2010, Mr. Sinder served in executive and financial positions for various companies, including as Chief Financial Officer, Treasurer, and Vice President of Corporate Development. Mr. Sinder currently serves on the Board of Directors of Call One Inc. and Contec Ltd. and has previously served on the boards of several other companies. Mr. Sinder holds a Bachelor of Science degree from the University of Michigan and a Master’s degree in Business Administration from the University of Chicago Booth School of Business. His financial knowledge and expertise, and his experience serving in a variety of senior executive and financial positions at various companies, qualify Mr. Sinder to serve on the Company’s Board of Directors. Mr. Sinder serves as Chair of the Audit Committee.

PROPOSAL #2

AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO DECREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The Board of Directors of the Company recommends that the Company’s Amended and Restated Certificate of Incorporation be amended to decrease the number of authorized shares of common stock from 100,000,000 shares to 50,000,000 shares. The Company expects to pay less in annual Delaware state franchise taxes based on the smaller number of authorized shares of common stock. In 2019, the Company paid $200,000 in annual Delaware state franchise taxes. If the amendment is approved, assuming no change in the Company’s assets or shares outstanding or Delaware franchise tax rates, the Company estimates that it will pay $106,000 annually in Delaware state franchise taxes, a substantial decrease of approximately 47%. In addition, the Company believes that the smaller number of authorized shares of common stock would be sufficient for its projected needs for the foreseeable future, such as for capital-raising transactions, the issuance of equity-based compensation and, to the extent opportunities may arise in the future, strategic transactions that may involve the issuance of common stock. As of the record date, we had 100,000,000 authorized shares of common stock, of which [18,772,240] shares were issued and outstanding, and 5,000,000 authorized shares of preferred stock, of which no shares were issued and outstanding. Of the 81,227,760 authorized but unissued shares of common stock, 4,529,805 shares were either subject to outstanding awards or reserved for future issuance under our equity incentive plans, and 76,697,955 of shares of our authorized common stock remained available for issuance.

The decrease in the number of authorized shares of common stock would not change the par value of the shares of common stock, affect the number of shares of common stock outstanding or the rights or privileges of holders of shares of the common stock, or have any effect on any outstanding securities, including outstanding equity awards that are exercisable, convertible or exchangeable for shares of common stock. Likewise, the decrease in authorized shares would have no impact on the number of shares of common stock available for issuance under the PCTEL, Inc. 2019 Stock Incentive Plan or the PCTEL, Inc. 2019 Employee Stock Purchase Plan. The decrease in the number of authorized shares of common stock would have no impact on the authorized shares of preferred stock, of which none are currently outstanding.

If this Proposal is approved, a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation will be filed with the Delaware Secretary of State to decrease the number of authorized shares of common stock to 50,000,000 shares. The Certificate of Amendment will amend the first paragraph of ARTICLE FOURTH of the Company’s Amended and Restated Certificate of Incorporation, the paragraph that provides for the number of authorized shares, to read as follows:

“FOURTH: The Corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of Common Stock which the Corporation is authorized to issue is 50,000,000, with a par value of $0.001 per share, and the total number of shares of Preferred Stock which the Corporation is authorized to issue is 5,000,000, with a par value of $0.001 per share.”

In the event the Board determines that it would be in the Company’s best interests to issue a number of shares of common stock in excess of the number of shares then authorized but unissued and unreserved, the Company would be required to seek stockholder approval to increase the number of authorized shares of common stock. If the stockholders do not approve such increase in a timely manner, or at all, the Company may be unable to take advantage of one or more opportunities that might otherwise be advantageous to the Company and its stockholders. However, the Board believes that these risks are outweighed by the anticipated benefits of reducing the Company’s ongoing, annual franchise tax obligations.

If the stockholders approve the amendment, the Company intends to file the Certificate of Amendment with the Delaware Secretary of State as soon as practicable following the annual meeting, and the Certificate of Amendment will be effective upon such filing. However, if at any time prior to the effectiveness of the filing of the Certificate of Amendment, the Board determines that it would not be in the best interests of the Company and its stockholders to effect the amendment, in accordance with Delaware law and notwithstanding the approval of the amendment by the stockholders, the Board may abandon the amendment without further action by the stockholders.

Vote Required and Recommendation

The affirmative vote of the holders of a majority of the shares of common stock outstanding and entitled to vote at the annual meeting will be required to approve this Proposal.

The Board of Directors recommends that stockholders vote “FOR” the amendment to the Company’s Amended and Restated Certificate of Incorporation to decrease the number of authorized shares of common stock from 100,000,000 to 50,000,000.

PROPOSAL #3

NON-BINDING ADVISORY VOTE TO APPROVE

THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION

The Board of Directors is requesting that the stockholders approve the Company’s named executive officer compensation by a non-binding advisory vote, as required by the Dodd-Frank Act. This non-binding advisory vote is commonly referred to as “say-on-pay.” Although the vote is not binding on the Company or the Board of Directors, the vote provides the stockholders with an additional means to express their views about compensation for the named executive officers. The outcome of the annual vote has been and will continue to be taken into account by the Board of Directors and the Compensation Committee in making future determinations about named executive officer compensation. The Board is requesting that the stockholders approve the following resolution on an advisory basis

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby approved.

The compensation of the Company’s named executive officers is described under “Executive Compensation and Other Matters,” commencing on page 26. The Company’s overall philosophy is to offer competitive compensation opportunities that enable the Company to attract, motivate and retain highly experienced executive officers who will provide leadership for the Company’s success and enhance stockholder value. A significant portion of each named executive officer’s overall compensation is performance-based and tied to the achievement of defined goals. Short-term incentives are paid 50% in the Company’s common stock and 50% in cash. Long-term incentives are awarded in the Company’s common stock.

Vote Required and Recommendation

The affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at the annual meeting will be required to approve this non-binding advisory proposal.

The Board of Directors recommends that stockholders vote “FOR” the approval of the Company’s named executive officer compensation, as disclosed in this proxy statement.

PROPOSAL #4

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Grant Thornton LLP, an independent registered public accounting firm (“Grant Thornton”), to audit and express an opinion on the Company’s financial statements and internal control over financial reporting for the fiscal year ending December 31, 2020. This appointment is being presented to the stockholders for ratification at the 2020 annual meeting of stockholders.

Before selecting Grant Thornton as the independent registered public accounting firm for the Company’s 2020 fiscal year, the Audit Committee carefully considered the firm’s qualifications as independent auditors and its past performance for the Company. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, its reputation for integrity and competence in the fields of accounting and auditing, its experience with similarly-sized companies and similar industries, and its cost effectiveness. The Audit Committee’s review also included matters required to be considered under the SEC’s rules on auditor independence, including the nature and extent of non-audit services, to ensure that Grant Thornton’s independence will not be impaired. Grant Thornton has been conducting independent audits of the Company’s financial statements since May 2006. The Audit Committee believes that the tenure of Grant Thornton as the Company’s auditor results in higher audit quality due to greater institutional knowledge and familiarity with the industries in which the Company competes and saves management’s time and resources. Grant Thornton conducts periodic internal reviews of its audit work, assesses the adequacy of its partners and other personnel working on the Company’s audit and rotates the lead audit partner consistent with independence requirements. A new audit partner was designated by Grant Thornton for the Company’s 2018 audit. Representatives of Grant Thornton will attend the 2020 annual meeting of stockholders to answer appropriate questions from stockholders and will have the opportunity to make a statement if they desire to do so.

Notwithstanding the selection by the Audit Committee of Grant Thornton or stockholder ratification of that selection, the Audit Committee may direct the appointment of a new independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and the stockholders. While stockholder ratification of Grant Thornton’s appointment is not required by law or otherwise, if the selection of Grant Thornton is not ratified at the annual meeting, the Audit Committee will investigate the reason for the rejection and reconsider the appointment.

Summary of Fees

The following table summarizes the aggregate fees billed to the Company by Grant Thornton for the Company’s 2019 and 2018 fiscal years:

Type of Fees	Fiscal Year 2019 $	Fiscal Year 2018 $
Audit fees (1)	682,580	629,329
Audit related fees (2)	13,650	12,900
All other fees (3)	—	5,000

	696,230	647,229

(1)

Audit Fees — These are fees for professional services for fiscal years 2019 and 2018. The professional services provided included auditing the Company’s annual financial statements and internal controls, reviewing the Company’s quarterly financial statements, expressing an opinion on the Company’s financial statements, and providing other services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)

Audit-Related Fees — These are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported as “Audit Fees” above. For fiscal years 2019 and 2018, these fees included auditing the Company’s 401(k) plan.

(3)

All Other Fees — These are fees for permissible services that do not fall within the above categories. For fiscal year 2018, these fees included annual access to an online library of accounting information.

Pre-Approval of Independent Auditor Services and Fees

It is the practice of the Audit Committee to consider and approve in advance all auditing and non-auditing services provided to the Company by the independent registered public accounting firm in accordance with the applicable requirements of the SEC. The Audit Committee reviewed and approved all audit, audit-related and other fees for services provided to the Company by Grant Thornton during fiscal 2019 and has determined that the firm’s provision of such services to the Company is compatible with, and did not impair, Grant Thornton’s independence.

Vote Required and Recommendation

The affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at the annual meeting will be required to approve this non-binding advisory proposal.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding any statement to the contrary in any of our previous or future filings with the SEC, this report of the Audit Committee of the Board of Directors shall not be deemed “filed” with the SEC or “soliciting material” under the Securities Exchange Act of 1934, and shall not be incorporated by reference into any such filings.

During the Company’s 2019 fiscal year, the Audit Committee of our Board of Directors consisted of Mr. Sinder (Chair), Ms. Keith and Mr. Levy, each of whom meets the Nasdaq independence and experience requirements. The Audit Committee operates under a written charter originally adopted by the Board of Directors at the recommendation of the Audit Committee in August 1999 and amended most recently in November 2017. A current version of the Audit Committee charter is available on our website at http://investor.pctel.com/documents.cfm.

The Audit Committee reviews the procedures of management for the design, implementation, and maintenance of a comprehensive system of disclosure controls and procedures focused on the accuracy of our financial statements and disclosures contained in our periodic reports, as well as the integrity of our financial reporting systems. As part of this review, the Audit Committee discusses with management and Grant Thornton LLP (“Grant Thornton”), our independent registered public accounting firm, their evaluation of the effectiveness of our internal control over financial reporting (including improvements to our internal control that may be warranted) and the overall quality of the Company’s financial reporting. The Audit Committee provides our Board of Directors with the results of the Committee’s examinations and recommendations and reports to the Board of Directors as the Committee may deem necessary to make the Board of Directors aware of significant financial matters that require the Board of Directors’ attention.

The Audit Committee does not conduct auditing reviews or audit procedures. The Audit Committee relies on management’s representation that our financial statements have been prepared accurately and in conformity with United States generally accepted accounting principles, on the representations of Grant Thornton included in its report on our financial statements, and on the effectiveness of our internal control over financial reporting. The Audit Committee has adopted a written policy that is intended to encourage our employees to bring to the attention of management and Audit Committee any complaints regarding the integrity of our internal financial controls or the accuracy or completeness of financial or other information related to our financial statements.

The Audit Committee reviews reports from, and provides guidance to, Grant Thornton with respect to their annual audit and approves all audit and non-audit services provided by Grant Thornton in accordance with applicable regulatory requirements. The Audit Committee considers whether the provision of particular non-audit services is compatible with maintaining Grant Thornton’s independence as our independent public accounting firm.

In accordance with its responsibilities, the Audit Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2019 and the process designed to achieve compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee has also discussed with Grant Thornton the matters required to be discussed by the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. The Audit Committee has received the written disclosures and the letter from Grant Thornton required by applicable requirements of the PCAOB regarding Grant Thornton’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton its independence.

Based on these reviews and discussions, the Audit Committee recommended to our Board of Directors that our audited financial statements for the year ended December 31, 2019 be included in our Annual Report on Form 10-K.

Respectfully submitted by:

THE AUDIT COMMITTEE

M. JAY SINDER (CHAIR)

CYNTHIA A. KEITH

STEVEN D. LEVY

CORPORATE GOVERNANCE

PCTEL is committed to corporate governance practices that serve the long-term interests of our stockholders, that facilitate effective Board oversight of our business, that are transparent, and that reinforce our accountability to stockholders. PCTEL is also committed to engaging in ongoing, open dialogue with stockholders.

Independence

The Board of Directors has determined that each of the non-employee directors is an “independent director” based on the Nasdaq listing standards and that the members of the Audit and Compensation Committees fulfill additional SEC and Nasdaq independence standards applicable to members of those committees. Only independent directors may serve on the Audit, Compensation and Nominating and Governance Committees. In determining the independence of the directors, the Board of Directors affirmatively determines whether a non-employee director has a relationship that would interfere with that director’s exercise of independent judgment in carrying out the responsibilities of being a director.

Board Leadership Structure

The roles of Chairman of the Board and Chief Executive Officer are separated in order to allow the Chief Executive Officer to focus on setting the strategy for the Company, providing day-to-day leadership to the Company’s employees, driving the Company’s performance and engaging with stockholders. The Chairman of the Board provides guidance and independent oversight, approves Board meeting agendas, serves as a liaison between directors and management, coordinates communication among the committees and the directors, presides over the meetings of the Board of Directors and participates in certain negotiations involving potential combination transactions. Mr. Levy was elected effective January 2, 2017 to serve as independent Chairman of the Board until such time as a successor is elected. The Board of Directors evaluates the chairmanship of the Board of Directors each year and confirmed Mr. Levy as Chairman of the Board in February 2020.

Board and Committee Meetings

The Board of Directors currently has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The members of each of the committees are listed in the table below. Each member of these committees meets the applicable SEC and Nasdaq independence requirements. The Board of Directors has determined that Ms. Keith and Mr. Sinder each qualify as an “audit committee financial expert” as defined under the rules and regulations of the SEC, and that all members of the Audit Committee meet the Nasdaq financial literacy requirements.

The Board of Directors held a total of five meetings during fiscal 2019. During 2019, each of the directors attended 100% of the meetings of the Board of Directors and any committee on which such director served. The Company encourages its directors to attend the annual meeting of stockholders and all directors were in attendance at the 2019 annual meeting of stockholders.

Committee	Members During Fiscal 2019	Committee Functions	Meetings Held in Fiscal 2019
Audit	M. Jay Sinder (Chair) Cynthia A. Keith Steven D. Levy

•  Appoints, compensates and oversees the work of the independent auditors

•  Oversees the internal financial reporting and accounting controls and disclosure controls

•  Reviews and approves all audit and non-audit fees for services provided by the independent auditors

•  Reviews press releases relating to quarterly and annual earnings reports

•  Reviews the annual audited financial statements and quarterly unaudited financial statements

•  Reviews related party transactions

•  Establishes procedures for complaints received regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters

•  Identifies high-risk behaviors that potentially imperil the underlying value of the Company

7

Compensation	Gina Haspilaire (Chair) Cindy K. Andreotti Giacomo Marini

•  Reviews and makes recommendations to the Board of Directors regarding the compensation and benefits of the Chief Executive Officer

•  Reviews and approves compensation and benefits of the named executive officers other than the Chief Executive Officer and reviews compensation and benefits of the other executive officers

•  Reviews and makes recommendations to the Board of Directors regarding the compensation and benefits of the outside directors

•  Establishes and reviews general policies relating to the compensation and benefits of the employees

•  Balances the portion of executive compensation tied to achievement of performance goals with managing overall enterprise risk

7

Nominating and Governance	Cindy K. Andreotti (Chair) Gina Haspilaire Steven D. Levy

•  Assists the Board of Directors in identifying prospective director nominees

•  Reviews and makes recommendations on composition, organization and governance of the Board and its committees

•  Oversees annual production of a management succession plan for the Board of Director’s consideration

•  Reviews actual and potential conflicts of interest of Board members and corporate officers

•  As requested by the Board of Directors or the Compensation Committee, oversees, coordinates and conducts the performance evaluation of the Chief Executive Officer

•  Oversees and coordinates the risk management activities of the Company

•  Oversees and coordinates the annual performance evaluation of the Board of Directors and each of the committees of the Board of Directors

•  Establishes, maintains and approves corporate governance guidelines

4

A copy of the charter for each of the committees of the Board of Directors is available on our website located at http://investor.pctel.com/documents.cfm. The meetings indicated in the chart above include a joint meeting of the members of the Audit Committee and Compensation Committee in November 2019 focused on risk management, as described in “Risk Management” on page 21.

Political Contributions; Lobbying

The Company has not made any contribution to any political party, political action committee, or candidate running for a political office at any level in any country. The Company does not engage in any individual lobbying efforts and does not belong to any organization whose primary function is to lobby for political causes.

Code of Ethics

The Company’s Code of Ethics and Business Conduct (the “Code of Ethics”) applies to the Board of Directors and all employees of the Company and its subsidiaries, including our principal executive officer, principal financial officer and principal accounting officer. It provides guidance and standards for maintaining ethical behavior, requires that employees and directors comply with applicable laws and regulations, and prohibits conflicts of interests. The Code of Ethics is posted on the Company’s website at http://investor.pctel.com/documents.cfm. In addition, the Company has made available an ethics hotline for anonymously reporting violations of the Company’s Code of Ethics or any other policies and procedures. The Chairman of the Board of Directors, Chair of the Audit Committee, and the Company’s General Counsel or Chief Legal Officer address all matters submitted pursuant to the ethics hotline.

Hedging

The Board of Directors believes that hedging transactions that allow holders to own the Company’s securities without the full risks and rewards of ownership separate the holder’s interest from those of other stockholders. Accordingly, in November 2018, the Board of Directors adopted a policy forbidding directors, officers, and employees of the Company or its subsidiaries and any independent contractor to the Company or its subsidiaries or any person acting on their behalf from purchasing any financial instrument (e.g., prepaid variable forward contracts, equity swaps, collars or exchange funds) or otherwise engaging in any transactions that hedge or offset any decrease in the market value of the Company’s securities or limit such person’s ability to profit from an increase in the market value of the Company’s securities.

Risk Management

The Chief Risk Officer and the other executive officers of the Company are responsible for the day-to-day management of the material risks facing the Company. The Company has adopted a system of identifying, classifying, monitoring and mitigating risks. Risks identified through surveys of executive officers and key managers are classified in the following categories: no serious concern, a potential concern, or a serious concern. Each risk is then assigned to an individual employee to monitor and, where possible, to mitigate. The individual to whom each risk is assigned reports to the Chief Risk Officer each fiscal quarter as to (i) whether the assigned risk has increased, decreased, remained the same or should be removed from consideration as a significant risk, and (ii) steps taken to address the assigned risk. The Chief Risk Officer provides a report to the Board of Directors at regularly-scheduled Board meetings on the Company’s efforts to identify, classify, monitor and mitigate its most significant enterprise risks and gives a more in-depth report from time-to-time to the Nominating and Governance Committee and annually at the joint meeting of the Audit and Compensation committees regarding risk.

The Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its oversight role, the Board of Directors has the responsibility to determine whether the risk management processes designed and implemented by management are adequate and functioning as designed. The involvement of the full Board of Directors in setting the Company’s business strategy and its determination at least annually of what constitutes an appropriate level of risk for the Company are key parts of its oversight of risk management. The Board of Directors has assigned to the Nominating and Governance Committee the responsibility of working with Company management to create meaningful but cost-effective strategies to manage the Company’s most significant risks. In addition, there is an annual joint meeting of the Audit and

Compensation Committees focused on management’s efforts to address enterprise risks. At the most recent joint meeting of the Audit and Compensation Committees, the members of both Committees focused on the Company’s general risk appetite and risk tolerance, methodology for identification and classification of risks related to the Company’s strategy and objectives, and risks in the areas of disaster recovery for each product line, cyber and IT, and potential fraud, as well as steps planned to mitigate these risks. The Board of Directors also regularly receives updates from management regarding certain of the significant risks facing the Company, including litigation and various operating and competitive risks.

Each committee of the Board of Directors oversees certain aspects of enterprise risk management. In addition to its role in working with management in the overall enterprise risk mitigation efforts, the Nominating and Governance Committee oversees governance related risks, board independence, and management and director succession planning. The Audit Committee is responsible for overseeing risk management of financial matters, financial reporting, the audit process, the adequacy of internal controls over financial reporting, disclosure controls and procedures, and related party transactions. The Compensation Committee oversees risks related to the compensation policies and practices. In its oversight, the Compensation Committee examines whether the Company’s compensation policies and practices are aligned with the Company’s goals and risk tolerance. In evaluating risk associated with the Company’s compensation policies and practices, the Compensation Committee seeks advice and data from Willis Towers Watson LLP, its independent compensation consultant. The committees report their findings to the full Board of Directors.

Director Nomination Process

Stockholder Recommendations.    It is the policy of the Nominating and Governance Committee to consider director candidates recommended by the stockholders holding on the date of submission of such recommendation at least 1% of the then-outstanding shares of PCTEL common stock continuously for at least 12 months prior to such date.

Stockholders desiring to recommend a candidate for election to the Board of Directors should send their recommendation in writing to the attention of Shelley J. Bacastow, Company Secretary, at the Company’s office located at 471 Brighton Drive, Bloomingdale, Illinois 60108. This written recommendation must include the information and materials required by the bylaws as well as our Policies and Procedures for Director Candidates. A copy of the Company’s bylaws is available upon written request to the Company Secretary at the address provided above. For a description of the advance notice provision of the Company’s bylaws, see “Deadline for Receipt of Stockholder Proposals and Nominations for 2021 Annual Meeting of Stockholders” beginning on page 5. Our Policies and Procedures for Director Candidates are available at http://investor.pctel.com/documents.cfm.

Identifying and Evaluating Nominees for Director.    The Nominating and Governance Committee evaluates potential director nominees, whether recommended by stockholders or other sources, based upon the following criteria:

•	The current size and composition of the Board of Directors;

•	The needs of the Board of Directors and its committees;

•

The candidate’s judgment, independence, character, integrity, education, area of expertise, knowledge of the telecommunications industry, experience with businesses and other organizations of comparable size, diversity, age, length of service, and potential conflicts of interests;

•	Skills which are complementary to those of the existing members of the Board of Directors; and

•	Other factors that the Committee considers appropriate.

The Nominating and Governance Committee seeks diversity in Board members’ skill sets, business experience, financial and accounting experience, educational achievements, potential contributions, gender, race and ethnicity with a goal of bringing diverse business experience, knowledge and perspectives to the Board of Directors.

Compensation of Directors

We structure director compensation to attract and retain qualified non-employee directors and to further align the interests of directors with the interests of stockholders. The Compensation Committee annually reviews surveys of non-employee director compensation trends and a competitive analysis of peer company practices prepared by Willis Towers Watson LLP, the independent compensation consultant engaged by the Compensation Committee. The Committee makes recommendations to the Board of Directors on cash and stock compensation for non-employee directors. Each element of director compensation is described in this section.

Non-employee directors receive an annual cash retainer of $25,000 and shares of common stock with a grant date fair value of $55,000. Non-employee directors also receive $1,500 per Board meeting attended (unless the Board meeting was conducted by teleconference, in which case directors received $1,000 for each telephonic meeting in which they participate) and $1,000 per committee meeting attended. In addition, non-employee directors receive the following annual compensation for Board leadership roles and committee membership:

•	the Chairman of the Board of Directors receives a cash retainer of $10,000 and shares of common stock with a grant date fair value of $15,000;

•	the Chair of the Audit Committee receives shares of common stock with a grant date fair value of $10,000;

•	the Chair of the Compensation Committee received shares of common stock with a grant date fair value of $10,000;

•	the Chair of the Nominating and Governance Committee receives shares of common stock with a grant date fair value of $7,000; and

•	each other non-employee member of any of the foregoing committees received shares of common stock with a grant date fair value of $5,000.

All the grants of common stock to the non-employee directors, as described above, are awarded on the date of the annual meeting and vest immediately. Non-employee directors who become Chairman of the Board, chair of a committee, or a committee member between annual meetings receive a pro-rated grant of common stock on the first day of service in such role. The number of shares granted is based on the total dollar value divided by the closing price of PCTEL common stock on the Nasdaq Global Select Market on the date of grant.

In addition to the above-referenced grants, new non-employee directors receive a one-time grant of restricted stock with a grant date fair value of $50,000 based upon the closing price of PCTEL common stock on the Nasdaq Global Select Market as of the first date of service, which vests in equal annual installments over three years.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Cindy K. Andreotti	42,000	67,000	109,000
Gina Haspilaire	42,000	69,998	111,998
Cynthia A. Keith	39,196	59,998	99,194
Steven D. Levy	52,000	79,997	131,997
Giacomo Marini	38,000	59,998	97,998
M. Jay Sinder	38,000	64,998	102,998

(1)

The values shown reflect the grant date fair value of the award, computed in accordance with FASB ASC topic 718. For a discussion of the valuation assumptions, see note 9 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2019.

Director Stock Ownership Guidelines

The Board of Directors believes that ownership of PCTEL common stock by directors demonstrates to the stockholders their commitment to the Company and optimism for its future. Accordingly, the Board of Directors adopted Stock Ownership Guidelines for Directors (“Guidelines”) that require each director to achieve ownership of PCTEL common stock with a value equal to three times the annual cash retainer paid by the Company to non-employee directors for their service on the Board of Directors (currently $75,000). Non-employee directors have five years from their initial date of service to achieve compliance. All of the directors to whom the Guidelines currently apply have achieved compliance with the Guidelines.

Stakeholder Communications with the Board of Directors

Stakeholders who wish to communicate with any of the directors may do so by sending an e-mail message to the General Counsel or Chief Legal Officer (“General Counsel”) at general.counsel@pctel.com. The General Counsel monitors these communications, consults with the independent Chairman of the Board and provides a summary of messages received to the Board of Directors at its regularly scheduled meetings. Where the nature of the communication warrants, the General Counsel may obtain more immediate attention of the matter from the appropriate committee or the Chairman of the Board, independent advisors, or management. The General Counsel, in consultation with the Chairman of the Board may decide whether a response to any stockholder communication is necessary.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of PCTEL common stock based on a review of filings made with the Securities and Exchange Commission as of March 30, 2020 by:

•	Each stockholder known by PCTEL to beneficially own more than 5% of the common stock;

•	Each director, including director nominees;

•	Each named executive officer; and

•	All of the directors, director nominees and named executive officers as a group.

Beneficial ownership is determined based on the rules of the SEC. Percent of shares beneficially owned is based upon 18,433,318 shares of common stock outstanding as of March 30, 2020. In addition, shares of common stock underlying options that are exercisable as of March 30, 2020 or that will become exercisable on or before May 29, 2020 (60 days subsequent to March 30, 2020) are treated as outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of such person and are listed below under the “Number of Shares Underlying Options” column, but those shares underlying options are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the Company believes that the stockholders listed below have sole voting or investment power with respect to all shares listed beside each stockholder’s name, subject to applicable community property laws.

[to be updated after the Record Date]

EXECUTIVE COMPENSATION AND OTHER MATTERS

Named Executive Officers

The purpose of this summary of our executive compensation is to discuss material information relating to compensation awarded to the following individuals who have been identified as the Company’s “Named Executive Officers” or “NEOs” for the fiscal year ended December 31, 2019:

Name	Title as of December 31, 2019

David A. Neumann	Chief Executive Officer

Rishi Bharadwaj (1)	Senior Vice President and Chief Operating Officer

Kevin J. McGowan (2)	Vice President and Chief Financial Officer

(1)	Mr. Bharadwaj was promoted to Chief Operating Officer in connection with the reorganization of the Company effective August 28, 2018.
(2)	Mr. McGowan was promoted to Vice President and Chief Financial Officer effective December 1, 2018. He first became an NEO for the fiscal year ended December 31, 2019.

Information About Our Executive Officers

Because Mr. Neumann is a member of the Board of Directors and a director nominee, his biographical information is included under Proposal #1 “Election of Directors — Directors and Nominees.”

Mr. Arnt Arvik, 55, was promoted to Vice President and Chief Sales Officer in August 2018 and has responsibility for the Company’s worldwide sales efforts. He has previously served as the Company’s Vice President of Global Sales for the RF Solutions business since January 2017 and as Vice President of Americas Sales and Engineering Services for RF Solutions from September 2016 to January 2017. Prior to joining PCTEL, Mr. Arvik served in a number of leadership positions including Vice President of Americas Sales and Operations and Global Supply for Ascom Network Testing, a leader in optimization solutions for mobile networks, from 2009 to 2016. Prior to Ascom, he spent nine years with Ericsson Inc. as Director of Business Development for the TEMS product line in the Americas. Mr. Arvik received a Maritim Ingeniør (Maritime Engineering) degree from Aalesund Maritime College and Business Management degree from BI, a Norwegian Business School.

Ms. Shelley J. Bacastow, 60, was promoted to Senior Vice President and Chief Legal Officer in February 2020 and has responsibility for addressing the Company’s legal matters worldwide. Ms. Bacastow served as the Company’s Vice President and General Counsel from January 2015 to February 2020; Assistant General Counsel from June 2014 to December 2014; Senior Corporate Counsel from October 2006 to June 2014; and as outside counsel to the Company from April 2003 to October 2006. Prior to joining PCTEL’s legal department, Ms. Bacastow served as Senior Counsel of the Motorola, Inc. law department from June 1996 to June 2002 where she was the head of the Global Finance Group from 1999 to 2002. She served as a Senior Attorney of the MCI Telecommunications, Inc. law department from June 1995 to June 1996. Ms. Bacastow began her career at the Chicago-based law firm Chapman and Cutler from May 1984 to June 1995. Ms. Bacastow received a Bachelor of Arts degree in Political Science from University of Wisconsin – Madison and a Juris Doctor from Notre Dame Law School.

Mr. Rishi Bharadwaj, 45, was promoted to Senior Vice President and Chief Operating Officer in August 2018, and has responsibility for the Company’s worldwide operations. He has previously served in a variety of positions at the Company, including as Senior Vice President and General Manager–Connected Solutions from November 2016 to August 2018; Vice President and General Manager–Connected Solutions from March 2015 to November 2016; Vice President, Global Sales–Connected Solutions from March 2014 to March 2015; Vice President, Global Sales and Product Management from January 2014 to March 2014; and Mr. Bharadwaj held other leadership positions in the Connected Solutions segment from July 2003 to January 2014. Between September 1996 and June 2003, he held several RF and software engineering roles at other companies where he developed data collection and data analytics tools for the cellular industry. Mr. Bharadwaj earned a Bachelor of Science degree in Electrical Engineering and a Master’s degree in Electrical and Computer Engineering from Illinois Institute of Technology. He also received a Master’s degree in Business Administration from Northwestern University’s Kellogg School of Management. He holds a patent for measuring data quality in wireless communication networks.

Mr. Kevin J. McGowan, 54, was promoted to Vice President and Chief Financial Officer in December 2018. He joined the Company in February 2005 as the Controller, and served as Vice President of Finance and Corporate Controller since 2011. Prior to joining the Company, Mr. McGowan commenced his career as an auditor for Arthur Anderson for four years and served in various finance and controller roles for Andrew Corporation, a manufacturer of hardware for communications networks, for twelve years. Mr. McGowan holds a Bachelor of Arts in Accounting from the University of Notre Dame and a Master’s degree in Business Administration from the University of Chicago Booth School of Business. He is a registered Certified Public Accountant.

Mr. Sumeet Paul, 45, has served as Vice President and Chief Information Officer of PCTEL since January 2017, providing leadership in IT, software, and technology development and processes. He rejoined the Company in December 2015 as the Vice President and General Manager of data analytics. Prior to returning to PCTEL, Mr. Paul served as the Chief Software Architect for Connected Devices at Synchronoss Technologies, Inc., a digitization and cloud content management company for telecommunications, media and technology companies, from March 2011 to December 2015. He joined Synchronoss through the acquisition of Sapience Knowledge Systems, Inc., which he co-founded. Prior to founding Sapience, Mr. Paul worked at SmithMicro Software, Inc., PCTEL, Agilent Technologies, and SAFCO Technologies, Inc in a variety of software development, software management, and IT management positions. He holds a Bachelor of Science in Electrical Engineering from Northwestern University.

Mr. Leslie Sgnilek, 71, has served as the Company’s Vice President of Corporate Resources since June 2009, providing leadership for human resources and certain corporate functions, and became the Company’s Chief Risk Officer in May 2013. Les joined PCTEL in 2001 and has held a variety of positions in the Company, including as Corporate Treasurer, Vice President of Finance, and Director of Information Technology. Les started his career as an auditor with Grant Thornton, and held subsequent positions at Sea-Land Corporation as Assistant Treasurer, Trafalgar House Services as Corporate Treasurer, and at Brown & Sharpe Manufacturing Company as Corporate Treasurer. Les holds a Bachelor of Business Administration in Accounting from Baruch College, and a Master’s degree in Business Administration from St. John’s University in New York. Mr. Sgnilek is a Certified Public Accountant.

Annual Compensation Process

The Role of the Independent Compensation Consultant. The compensation of the CEO and the other executive officers is established prior to the end of the first quarter of the fiscal year. The Compensation Committee relies upon the services of Willis Towers Watson LLP, a global professional services company that serves as independent compensation consultant to the Compensation Committee (the “Independent Compensation Consultant”), to inform its decisions as to appropriate levels and elements of compensation for the NEOs and other executive officers. The Independent Compensation Consultant provides executive compensation consulting services to the Committee, including (i) assisting with establishing the Company’s compensation goals and objectives, (ii) providing relevant peer group and survey data on the compensation practices of the participating companies, and (iii) advising on industry trends in executive compensation. The Independent Compensation Consultant provides no services to the Company other than the services it provides to the Compensation Committee. The Compensation Committee’s practice is to invite a representative of the Independent Compensation Consultant to attend substantially all Compensation Committee meetings.

In providing these services to the Compensation Committee, the Independent Compensation Consultant analyzes compensation information for comparable executive officers, which it derives from two independent surveys as well as publicly-available data from a peer group. The peer group is composed of 15 publicly-traded companies that are comparable to the Company in terms of broad industry sectors, size and business complexity, and who compete with the Company for talent.

Consideration of Say-On-Pay Results. The Company considered the results of the Say-on-Pay proposal presented to the stockholders for approval in 2019. In light of the 98.9% support the proposal received, the Company’s compensation policies and decisions remain focused on rewarding sustainable financial performance to drive stockholder value.

CEO Compensation. The CEO’s compensation must be approved each year by the independent Board members based on the recommendation of the Compensation Committee. In making its recommendation with respect to the CEO’s compensation, the Compensation Committee takes into consideration, among other factors, the Company’s financial results and the results of a performance evaluation of the CEO for the preceding year. The annual evaluation of the CEO’s performance is conducted by the Nominating and Governance Committee through an electronic survey completed by all independent Board members. It requires each independent Board member to assess the CEO’s ability to meet the Company’s financial performance objectives, conduct succession planning, execute strategic plans, exhibit leadership, create value, and maintain good relationships with the stockholders, the Board of Directors and other stakeholders of the Company. The Chair of the Nominating and Governance Committee reports the results to the other independent Board members in executive session and moderates a discussion thereof. In formulating its recommendation to the Board of Directors with respect to the CEO’s compensation, the Compensation Committee exercises its judgment, taking into account the results of the Nominating and Governance Committee’s survey and discussion, any investor input that may have been received, and the comparative data and advice of the Independent Compensation Committee. The Compensation Committee’s discussions of the elements of compensation for the CEO are conducted in a closed session, typically with the Independent Compensation Consultant in attendance but with no Company employees present. The Chair of the Compensation Committee solicits input from the CEO in the course of the Compensation Committee’s formulation of its recommendation; however, the CEO is not permitted to participate in the deliberations by the Board of Directors in its evaluation of the Compensation Committee’s recommendation for CEO compensation.

Other Executive Compensation. The Compensation Committee has full authority to determine the compensation of the executive officers (other than the CEO). In establishing compensation for NEOs and the other executive officers (other than the CEO), the Compensation Committee relies on (i) insights provided by the CEO as to each executive officer’s individual performance, (ii) the compensation data compiled by the Independent Compensation Consultant, and (iii) the Company’s compensation philosophy. The CEO attended six of the seven Compensation Committee meetings in 2019 in order to provide his insight on the contributions made by various executive officers. After consulting with its Independent Compensation Consultant and considering the benchmarking information supplied thereby, the Compensation Committee, in its discretion, approves the annual compensation for NEOs and the other executive officers, including salary and short-term and long-term incentives.

Summary of Principal Elements of Executive Compensation

The principal elements of executive compensation are briefly described below:

1.

Base salary is the principal element of cash compensation that is not “at risk.” In determining the level of base salary, the Compensation Committee considers the performance, experience and responsibilities of the executive officers and seeks to establish a base salary that is competitive with those paid to comparable executive officers based upon benchmarking data provided by the Independent Compensation Consultant. See Annual Compensation Process — Other Executive Compensation above.

2.

Incentive awards are administered under the Short-Term Incentive Plan which is an annual performance-based incentive plan designed to motivate achievement of specifically-identified, short-term corporate objectives. The awards are denominated in cash but may be paid in cash, shares or a combination of both.

3.

Equity awards are administered under the Long-Term Incentive Plan which is designed to encourage sustainable growth, consistent earnings, and management retention through consistency in long-term incentives. These equity awards include shares, options or a combination of both.

4.

Change of Control benefits are intended to induce certain executive officers to continue to contribute to the success of the Company in connection with an event resulting in the majority of the voting control of the Company being transferred (whether by way of merger, reorganization, acquisition, or sale of all or substantially all of the Company’s assets). These benefits are triggered if the executive officer is involuntarily terminated within twelve months of a change of control (i.e., a “double trigger”).

5.

Severance benefits compensate certain executive officers in the event of an involuntary termination of his/her employment unrelated to a change of control. The severance benefits include salary continuation and Company-paid healthcare benefits for a specified period of time and vesting of certain restricted stock previously awarded under the Short-Term and Long-Term Incentive Plans.

6.

Other standard benefits, including medical, dental, and vision benefits, and term life and long-term disability insurance, a substantial portion of which are paid by the Company. The Company’s Employee Stock Purchase Plan allows employees of the Company to participate electively in a plan under which, through individual payroll deductions, they are permitted twice a year to buy shares of the Company’s common stock at prices discounted from the trading price. In addition, the Company maintains a 401(k) plan for PCTEL employees, administered by an independent plan administrator, which provides a selection of investment alternatives from which plan participants may choose. The Company matches the contribution of a plan participant up to the first 4% of the participant’s compensation. The Company match vests immediately.

Summary of 2019 Compensation Results

The following table presents the compensation of the NEOs for the fiscal years ended December 31, 2019 and 2018:

Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
David A. Neumann	2019	375,000	157,447	495,938	51,533	1,079,918
Chief Executive Officer	2018	363,125	250,000	—	64,649	677,774

Rishi Bharadwaj (5)	2019	322,500	94,860	326,988	47,323	791,671
Senior Vice President &	2018	289,653	124,200	—	58,514	472,367
Chief Operating Officer
Kevin J. McGowan (6)	2019	268,750	105,400	272,490	16,448	663,088
Vice President & Financial Officer

(1)	The amounts shown reflect the actual amounts paid as salary during fiscal years 2019 and 2018.

(2)

The amounts shown do not reflect compensation actually received by the NEO in the year indicated. Instead, the amounts shown represent the aggregate grant date fair value of the restricted stock granted in the year indicated, calculated pursuant to FASB ASC Topic 718, excluding the effect of estimated forfeitures, and with performance-based shares valued at target. For a discussion of the valuation assumptions, see Note 9 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2019.

The stock awards are restricted stock granted pursuant to the Long-Term Incentive Plan in effect for the year indicated. The award for each participant under the 2019 Long-Term Incentive Plan (“2019 LTIP”) is comprised of a performance-based incentive award (67%) and a service-based award (33%). The table below shows the maximum number and value of performance-based shares that may vest and be received under the 2019 LTIP. Performance-based shares are earned and vest in 2022 based upon the Company’s performance over a three-year period. Performance is measured against a specified revenue target with a penalty if Adjusted EBITDA as a percentage of revenue falls below specified levels. The table indicates the number of performance shares that would be awarded at the completion of the performance period in 2022 at achievement of maximum revenue goals (without an Adjusted EBITDA penalty), and corresponding values using the closing price of a share of PCTEL common stock on the grant date. For the number of performance shares at target, see “Awards Under the 2019 Long-Term Incentive Plan” on page 31. Although there are situations in which no shares will be awarded, there is no threshold performance goal under the 2019 LTIP below which no shares will be awarded. No additional shares will be awarded under the 2019 LTIP for performance exceeding the maximum performance goal. Each NEO must be an employee, director or contractor of the Company on the performance determination date to receive the stock award.

Name	Year	Maximum (# of Shares)	Value @ Maximum ($)
David A. Neumann	2019	34,855	295,222
Rishi Bharadwaj	2019	21,000	177,870
Kevin J. McGowan	2019	23,275	197,139

(3)	The amounts shown reflect the value of the grant awarded pursuant to the 2019 STIP, the details of which are discussed under “Awards Under the 2019 Short-Term Incentive Plan” below.

(4)

The amounts shown represent payments by the Company for each NEO of matching contributions under the 401(k) plan, group life insurance premiums, healthcare premiums, and reimbursement of certain expenses. The material contributions represented are a 401(k) match of $11,200 and $11,000 for each of Mr. Neumann and Mr. Bharadwaj in 2019 and 2018, respectively, and $10,750 for Mr. McGowan in 2019.

(5)	Mr. Bharadwaj was promoted to Senior Vice President and Chief Operating Officer in August 2018.

(6)	Mr. McGowan was promoted to Vice President and Chief Financial Officer effective December 2018. He first became a Named Executive Officer for in 2019.

Awards Under the 2019 Short-Term Incentive Plan.    The 2019 Short-Term Incentive Plan (“2019 STIP”) was designed to provide incentive awards for the NEOs and other executive officers based on the achievement of the specifically-identified corporate Adjusted EBITDA and revenue goals. The design of the 2019 STIP weighted achievement of the Adjusted EBITDA goal at 80% and achievement of the revenue goal at 20%. The target Adjusted EBITDA and revenue goals were consistent with the Company’s 2019 financial plan targets. The threshold Adjusted EBITDA was 30% below the target and the maximum Adjusted EBITDA was 30% above the target. The threshold revenue was 7% below the target and the maximum revenue was 7% above the target. Incentive awards for achievements between the threshold and target goals or between the target and maximum goals were determined on a straight-line basis. The 2019 STIP was designed with no incentive award for performance below the threshold and no increased incentive for performance above the maximum. The percentage of base salary paid as the incentive award at the three levels of achievement is assigned to participants by job category and responsibilities.

The determination of Adjusted EBITDA for 2019 incorporates the actual cash payout made to participants under the 2019 STIP, thereby aligning the 2019 STIP participants’ interests directly with those of the stockholders. “Adjusted EBITDA” is a non-GAAP measure defined as GAAP operating profit excluding stock compensation expenses, amortization of intangible assets, depreciation, restructuring charges, impairment charges, gain/loss on sale of product lines, and expenses included in GAAP operating profit to the extent their recovery is recorded below operating profit. We believe that use of this non-GAAP measure facilitates comparability of results over different periods.

The Compensation Committee believed that the target Adjusted EBITDA and revenue goals for the Company were challenging but achievable with significant effort. Due in part to the success of the Company’s higher-margin test and measurement products associated with 5G and other emerging technologies, the Company achieved GAAP operating profit of $2,808,000 resulting in Adjusted EBITDA of $11,204,000. The Company exceeded the maximum for Adjusted EBITDA and recognized revenue between the threshold and the target. The 2019 STIP awards were paid 50% in the Company’s common stock and 50% in cash for NEOs, other executive officers and key managers and 100% in cash for all other participants.

The threshold, target, maximum and actual awards for the NEOs in 2019, as percentages of base salary, are summarized in the table below:

Name	At Threshold (% of base salary) (%)	$	At Target (% of base salary) (%)	$	At Maximum (% of base salary) (%)	$	Actual (% of base salary)(2) (%)	Actual Award ($)
David A. Neumann	37.50	140,625	75.00	281,250	150	562,500	132	495,938
Rishi Bharadwaj	28.75	92,719	57.50	185,438	115	370,875	101	326,988
Kevin J. McGowan	28.75	77,266	57.50	154,531	115	309,063	101	272,490

(1)	The threshold award is equal to 50% of the target award, and the maximum award is equal to 200% of the target award.

(2)	The actual percentage of base salary reflects the weighted achievement of the Adjusted EBITDA and revenue goals (176.3%) multiplied by each NEO’s assigned bonus percentage.

Awards Under the 2019 Long-Term Incentive Plan.    The Long-Term Incentive Plan for 2019 (“2019 LTIP”) was newly designed to feature a substantial percentage of awards subject to performance-based vesting: 67% is a performance incentive award with restricted shares vesting based upon the Company’s revenue growth over a three-year period (the “performance period”) and 33% is a service-based award with restricted shares vesting over three years in equal annual installments. Target performance requires achievement of compound annual growth in revenue of 8% over the performance period (i.e., revenue in 2021 must reflect 8% compound annual growth over revenue in 2018). If the Company achieves the target performance over the performance period, the NEOs and other participants will receive the number of performance-based shares indicated in the table below at the conclusion of the performance period.

	Service-Based Shares	Performance- Based Shares	Total # of Shares
David A. Neumann	9,959	19,917	29,876
Rishi Bharadwaj	6,000	12,000	18,000
Kevin McGowan	6,700	13,300	20,000

			67,876

The actual number of performance-based shares awarded will be greater or less than indicated in the table above based upon the Company’s performance relative to target. If the Company achieves greater than the target performance over the performance period, the NEOs will receive more performance-based shares than indicated in the table above, determined in accordance with the table below. The 2019 LTIP payout ranges from 0% to 175% of the target performance award. Award percentages at growth rates between those in the table will be mathematically interpolated.

Revenue Growth for Performance Period	% of Target Performance Award
0.00% or less	0.00%
1.00%	12.50%
2.00%	25.00%
3.00%	37.50%
4.00%	50.00%
5.00%	62.50%
6.00%	75.00%
7.00%	87.50%
8.00%	100.00%
9.00%	118.75%
10.00%	137.50%
11.00%	156.25%
12.00% or more	175.00%

The foregoing notwithstanding, the number of performance-based shares earned will be reduced by 20% if the Company’s Adjusted EBITDA (as defined in “Awards Under the 2019 Short-Term Incentive Plan” on page 30) as a percentage of the Company’s revenue for the performance period is less than 8%. Each NEO must be an employee, director or contractor of the Company on the performance determination date in order to receive the performance-based award and on the vesting date in order to receive the service-based award.

Summary of Equity Plans

Stock Plan.    Equity issued by the Company under the 2019 STIP and the 2019 LTIP has been and will be issued under the PCTEL, Inc. Stock Plan adopted in 2015 (the “2015 Stock Plan”). In May 2019, the stockholders approved the PCTEL, Inc. 2019 Stock Incentive Plan (the “2019 Stock Incentive Plan”) which replaces the 2015 Stock Plan. Equity awards made under the 2015 Stock Plan that are earned or vest subsequent to adoption of the 2019 Stock Incentive Plan will nevertheless be issued from shares remaining in the 2015 Stock Plan.

While the Compensation Committee could issue stock options under the 2019 Stock Incentive Plan, no stock options have been issued to NEOs since 2013. The Compensation Committee has never re-priced previously granted stock options, and both the 2015 Stock Plan and the 2019 Stock Incentive Plan expressly prohibit such re-pricing of previously granted stock options.

Equity Compensation Plan Information.    The following table provides information as of December 31, 2019 about PCTEL common stock that may be issued upon the exercise of outstanding awards under our equity compensation plans:

Plan Category	Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column) (#)
Equity compensation plans approved by stockholders	635,550	(1)	7.04	4,529,805	(2)
Equity compensation plans not approved by stockholders	—		—	—

(1)	Includes options to purchase 635,550 shares granted under the 2015 Stock Plan. Does not include purchase rights under the current Employee Stock Purchase Plan.

(2)

Includes 489,136 shares remaining available under the 2015 Plan; 2,240,669 shares available under the 2019 Stock Incentive Plan; and 1,800,000 shares available for issuance under the PCTEL, Inc. 2019 Employee Stock Purchase Plan.

Stock Retention Guidelines.    In order to align further the interests of the Company’s NEOs and other Section 16 officers with the interests of the stockholders, the Board of Directors adopted a stock retention policy that prohibits (i) the CEO from selling or otherwise disposing of PCTEL common stock unless, after giving effect to the sale, he holds shares with a market value equal to twice his annual base salary, and (ii) the other NEOs and Section 16 officers from selling or otherwise disposing of PCTEL common stock unless, after giving effect to the sale, such officer holds shares with a market value equal to his/her annual base salary.

Outstanding Equity Awards.    The following table indicates the unexercised options, unvested stock and equity incentive plan awards for each NEO outstanding as of December 31, 2019:

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David A. Neumann	4/9/2013	40,041	—	7.16	4/9/2020	41,614	352,471	19,917	168,697
Rishi Bharadwaj						25,500	215,985	12,000	101,640
Kevin J. McGowan	4/9/2013	30,000	—	7.16	4/9/2020	17,201	145,692	13,300	112,651

(1)	The vesting of the shares indicated in the table above will occur on the dates indicated in the table below:

David A. Neumann			Rishi Bharadwaj			Kevin J. McGowan
Grant Date	Vesting Date	Number of Shares Vesting	Grant Date	Vesting Date	Number of Shares Vesting	Grant Date	Vesting Date	Number of Shares Vesting
3/3/2016	2/11/2020	7,500	3/3/2016	2/11/2020	7,500	3/3/2016	2/11/2020	2,500
2/7/2018	2/11/2020	12,077	2/7/2018	2/11/2020	6,000	2/7/2018	2/11/2020	2,333
2/7/2018	2/11/2021	12,078	2/7/2018	2/11/2021	6,000	2/7/2018	2/11/2021	2,334
2/6/2019	2/6/2020	3,319	2/6/2019	2/6/2020	2,000	12/1/2018	12/1/2020	1,667
2/6/2019	2/6/2021	3,320	2/6/2019	2/6/2021	2,000	12/1/2018	12/1/2021	1,667
2/6/2019	2/6/2022	3,320	2/6/2019	2/6/2022	2,000	2/6/2019	2/6/2020	2,233
						2/6/2019	2/6/2021	2,233
						2/6/2019	2/6/2022	2,234

(2)	The market value is calculated by multiplying the number of shares that have not vested by $8.47, the closing price per share of PCTEL common stock on December 31, 2019.

(3)	The number of performance-based shares is based on achievement of target performance goals.

Summary of Payments Upon Termination or a Change of Control

The Company provides retention benefits to its NEOs and certain of its other executive officers upon the occurrence of certain events surrounding a Change of Control in order to induce the executive officers to continue to contribute to the success of the Company in the transition period and the post-acquisition period to the extent permitted by the successor or acquirer. A “Change of Control” is any merger, reorganization or acquisition of the Company (including by way of sale of all or substantially all of the Company’s assets) in which a majority of the voting control of the Company is transferred. The retention benefits offered by the Company to certain executive officers in connection with a Change of Control are based on a “double trigger” requiring both (i) a completed Change of Control event, and (ii) within 12 months following such Change of Control event, either (x) an involuntary termination of such executive officer’s employment other than as a result of Cause, disability or death (an “Involuntary Termination”), or (y) a termination by the executive officer of his or her employment pursuant to a “Voluntary Termination for Good Reason” (as such capitalized terms are defined in the applicable Management Retention Agreement). The principal retention benefits available to the NEOs and participating executive officers upon satisfaction of both triggers are a lump sum payment of a specified percentage of base salary, acceleration of 100% of any then unvested equity incentives, and Company-paid healthcare benefits for a specified period of time, all as indicated in the table below. The Compensation Committee believes that the level of these benefits would not, in the aggregate, represent a financial deterrent to a buyer or successor entity in considering a combination transaction with the Company.

Under their employment agreement and/or severance benefit letter with the Company, the NEOs and certain other executive officers are also entitled to severance and related benefits in connection with (i) the Involuntary Termination of their employment, and (ii) a termination by the NEO or executive officer of his or her employment pursuant to a Voluntary Termination for Good Reason (as such capitalized terms are defined in the applicable severance benefits letter or employment agreement) in each case, unassociated with a Change of Control. The principal severance benefits include salary continuation, acceleration of the vesting of certain equity awards, and Company-paid healthcare benefits for a specified period of time. The CEO would also receive a short-term incentive or other bonus based upon the Company’s actual performance for the performance period pro-rated for the period of employment.

The table below summarizes the severance and Change of Control benefits for our Named Executive Officers as of December 31, 2019:

	Severance Benefits ( i.e., Involuntary Termination Unrelated Related to a Change of Control)				Change of Control Benefits (i.e., Involuntary Termination Within 12 Months of a Change of Control)
Name	Salary Continuation	Healthcare (in months)	Acceleration of Unvested Options	Acceleration of Unvested Restricted Shares(1)	Multiple of Annual Salary (Paid in Lump Sum)	Healthcare (in months)	Acceleration of Unvested Options	Acceleration of Unvested Restricted Shares(2)
David A. Neumann	12 months	Up to 12 months	100%	100%	2.25x	Up to 12 months	100%	100%
Rishi Bharadwaj	12 months	Up to 12 months	12 months	12 months	2x	Up to 12 months	100%	100%
Kevin J. McGowan	12 months	Up to 12 months	12 months	12 months	2x	Up to 12 months	100%	100%

(1)

The occurrence of an Involuntary Termination (other than for “Cause,” death or “Disability,”) or a Voluntary Termination for Good Reason, as such capitalized terms are defined in the severance benefits letter, of an NEO (other than the CEO) in 2019 would have resulted in service-based restricted shares partially accelerating as if the NEO had continued to be employed for 12 months. The occurrence of an Involuntary Termination (other than for Cause) or a Voluntary Termination for Good Reason of the CEO in 2019 would have resulted in an immediate vesting of all unvested service-based equity awards and performance-based equity awards would vest and pay out in accordance with the terms thereof on a pro-rated basis for the period of his employment.

(2)

Upon the occurrence of a Change of Control, performance-based equity awards will automatically convert into service-based equity awards with no performance contingencies, but the vesting requirements (as stated in the applicable award agreement) will continue to pertain to the equity award; however, in the event of the Involuntary Termination or Voluntary Termination for Good Reason of any NEO within 12 months following a Change of Control, all such NEO’s equity awards will immediately vest.

Potential Payments Upon Termination Related to Change of Control

The following table estimates amounts payable to the NEOs as if an Involuntary Termination or a Voluntary Termination for Good Reason (as such terms are defined in footnote 1 below) within 12 months of a Change of Control had occurred on December 31, 2019:

Change of Control Benefits (1,6)
	Salary Continuation(2) ($)	Healthcare Continuation(3) ($)	Option Acceleration(4) ($)	Restricted Stock Acceleration(5) ($)	Total ($)
David A. Neumann	849,375	18,972	52,454	394,645	1,315,446
Rishi Bharadwaj	650,000	18,972	—	241,395	910,367
Kevin J. McGowan	540,000	—	39,300	173,855	753,155

(1)

The amounts set forth in the table assume that the NEO’s employment terminated as of December 31, 2019 as a result of (i) an involuntary termination by the Company of the NEO’s employment other than for “Cause,” death, or “Disability” (an “Involuntary Termination”) or (ii) a “Voluntary Termination for Good Reason,” as such capitalized terms are defined in the applicable Management Retention Agreement, and a Change of Control of the Company had occurred within the twelve months prior to the date of such termination. If an NEO’s employment were terminated for reasons other than the foregoing, such NEO would not be entitled to receive payments under any Change of Control arrangements with the Company. The material terms of the Change of Control benefits set forth in the agreements that the Company has entered into with each of the NEOs are described in greater detail above under this section “Summary of Payments Upon Termination or a Change of Control.”

(2)

The amount set forth as salary represents 200% of base salary for NEOs (other than the CEO) and is paid in a lump sum after both (i) the completion of a Change of Control and (ii) within twelve months thereafter, either an Involuntary Termination of the NEO’s employment or a termination by the NEO of his employment pursuant to a Voluntary Termination for Good Reason. The amount set forth as salary for Mr. Neumann represents 225% of his base salary and is paid in a lump sum based on the same criteria as stated in the preceding sentence.

(3)	The amount set forth for healthcare continuation represents the current contribution rate paid by the Company for healthcare coverage for up to 12 months.

(4)

Under the terms of the Management Retention Agreement providing for Change of Control benefits, all then unvested service-based stock options vest upon the occurrence of an Involuntary Termination or a Voluntary Termination for Good Reason within 12 months of a Change of Control. Upon a Change of Control, performance-based stock options automatically convert into service-based stock options with no performance contingencies, but the vesting requirements (as stated in the Management Retention Agreement) will continue to pertain to the stock options; however, in the event of an Involuntary Termination or a Voluntary Termination for Good Reason within 12 months of a Change of Control, the stock options will immediately vest. The amount set forth in the Option Acceleration column represents the value of unvested stock options which vest in the event of a Change of Control based on the difference between the price of $8.47 as of December 31, 2019 and the exercise price of $7.16.

(5)

Under the terms of the Management Retention Agreements providing for Change of Control benefits, all then unvested service-based restricted stock vests upon the occurrence of an Involuntary Termination or a Voluntary Termination for Good Reason within 12 months of a Change of Control. Upon a Change of Control, performance-based restricted stock automatically converts into service-based restricted stock with no performance contingencies, but the vesting requirements (as stated in the applicable award agreement) will continue to pertain to the restricted stock; however, in the event of an Involuntary Termination or a Voluntary Termination for Good Reason within 12 months of a Change of Control, the restricted stock will immediately vest. The amount set forth in the Restricted Stock Acceleration column represents the value of 12/48 of the NEO’s performance-based LTIP award, which is the number of months elapsed since the grant date of the award divided by the number of months in the performance period. The value represents the number of shares that would have vested multiplied by $8.47, the closing price of PCTEL common stock on December 31, 2019.

(6)

The Company has calculated the impact of Section 280G of the Code as applied to payments made in connection with a Change of Control (“parachute” payments). No excise tax under Section 280G and 4999 of the Code applies. The assumption used to determine whether an excise tax was required was based on a Change of Control date of December 31, 2019. All equity which was assumed accelerated in such calculation was valued at $8.47 per share.

Potential Payments Upon Termination Unrelated to Change of Control

The following table estimates amounts payable to the NEOs as if an involuntary termination unrelated to a Change of Control, or occurring more than 12 months after a Change of Control, had occurred on December 31, 2019:

Severance Benefits (1)

	Salary Continuation(2) ($)	Short-Term Incentive Plan(3) ($)	Healthcare Continuation(4) ($)	Option Acceleration(5) ($)	Restricted Stock Acceleration(6) ($)	Total ($)
David A. Neumann	377,500	495,938	18,972	52,454	521,168	1,466,031
Rishi Bharadwaj	325,000	—	18,972	—	131,285	475,257
Kevin J. McGowan	270,000	—	—	39,300	73,969	383,269

(1)

The amounts set forth in the table assume that termination of the employment of an NEO (other than the CEO) occurred unrelated to, or more than 12 months after, a Change of Control as a result of (i) an “Involuntary Termination” by the Company of the NEO’s employment other than for “Cause,” death or “Disability” or (ii) a “Voluntary Termination for Good Reason,” as such capitalized terms are defined in the applicable severance benefits letter. If the employment of an NEO (other than the CEO) were terminated voluntarily by the NEO (other than as a Voluntary Termination for Good Reason) or by the Company for Cause, death or Disability, such NEO would not be entitled to receive the severance benefits reflected in the table. The material terms of the severance benefits set forth in the agreements that the Company has with each NEO are described in greater detail above under “Summary of Payments Upon Termination or a Change of Control.”

In the case of the CEO, the amounts set forth in the table assume that termination of his employment occurred unrelated to, or more than 12 months after, a Change of Control as a result of (a) an involuntary termination by the Company of the CEO’s employment other than for “Cause,” or (b) a “Voluntary Termination for Good Reason,” as such terms are defined in his employment agreement. If his employment were terminated as a result of death or “Disability,” the CEO would be entitled to receive the payments reflected in the table. If the CEO’s employment were terminated voluntarily by the CEO (other than as a Voluntary Termination for Good Reason) or by the Company for Cause, the CEO would not be entitled to receive the severance benefits reflected in the table.

(2)	The amount set forth as salary continuation represents base salary for 12 months, which would be paid by the Company on a continuing basis in accordance with normal payroll procedures.

(3)

If the CEO’s employment were terminated in 2019 unrelated to, or more than 12 months after, a Change of Control as a result of an involuntary termination by the Company of his employment other than for Cause or by the CEO as a Voluntary Termination for Good Reason, the CEO would receive a payment under the 2019 Short-Term Incentive Plan determined in accordance with such plan based upon the Company’s actual performance. The amount set forth in the table is the amount the CEO earned pursuant to the 2019 STIP. (See “Summary of 2019 Compensation Results — Awards Under 2019 Short-Term Incentive Plan” on page 30.) If the CEO’s employment were terminated for Cause, he would not be entitled to receive the severance benefits reflected in the table.

(4)	The amount set forth for healthcare represents the current contribution rate paid by the Company for healthcare coverage for up to 12 months.

(5)

Except in the event of a termination for Cause, death or Disability, options partially accelerate as if the NEO (other than the CEO) had continued to be employed for 12 months. Except in the event of termination of the CEO for Cause, all options held by the CEO will accelerate.

(6)

Except in the event of a termination for Cause, death or Disability, service-based restricted stock partially accelerates as if the NEO (other than the CEO) had continued to be employed for 12 months. Except in the event of termination of the CEO for Cause, all restricted stock held by the CEO will accelerate. The value represents the number of shares accelerated (assuming vesting through December 31, 2019) multiplied by $8.47, the closing price per share of PCTEL common stock as of December 31, 2019.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

For each of the last two completed fiscal years of the Company, no director, director nominee, executive officer, beneficial owner of more than 5% of PCTEL common stock, or any person who is the immediate family member or shares the household (other than a tenant or employee) of any of the foregoing persons, had any material interest, direct or indirect, in any transaction or proposed transaction of the Company which involves an amount exceeding the lesser of $120,000 or one percent of the average of the Company’s total assets at year end for the last two completed fiscal years.

HOUSEHOLDING OF ANNUAL PROXY MATERIALS

SEC rules allow us to deliver a single copy of an annual report and proxy statement to any household at which two or more shareholders reside. We believe this rule benefits everyone. It eliminates duplicate mailings that shareholders living at the same address receive, and it reduces our printing and mailing costs. This rule applies to any annual reports, proxy statements, proxy statements combined with a prospectus and information statements.

If your household would like to receive single rather than duplicate mailings in the future, please write to Broadridge Investor Communications Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or call 1-866-540-7095. Each shareholder will continue to receive a separate proxy card or Notice of Internet Availability of Proxy Materials. If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing shareholders to consent to such elimination, or through implied consent if a shareholder does not request continuation of duplicate mailings. Since not all brokers and nominees offer shareholders the opportunity to eliminate duplicate mailings, you may need to contact your broker or nominee directly to discontinue duplicate mailings from your broker to your household.

Your household may have received a single set of proxy materials this year. If you would like to receive another copy of this year’s proxy materials, please write to Broadridge Investor Communications Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or call 1-866-540-7095.

ANNUAL REPORTS

Our 2020 Annual Report to Stockholders, which includes our annual report on Form 10-K and consolidated financial statements for the fiscal year ended December 31, 2019, is available on our website at https://investor.pctel.com/annual-meeting. You may send a written request to PCTEL, Inc., 471 Brighton Drive, Bloomingdale, Illinois 60108, Attention: Shelley J. Bacastow, Company Secretary or to company.secretary@pctel.com and a copy will be sent to you without charge.

OTHER MATTERS

We know of no further matters to be submitted at the meeting. If any other matter is properly presented for a vote at the annual meeting, proxies will be voted in the sole discretion of the proxy holders.

THE BOARD OF DIRECTORS

Dated: April 15, 2020